SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                            (Amendment No. 2 )


                                Lechters
                    --------------------------------
                             (Name of Issuer)


                              Common Stock
              -----------------------------------------------
                      (Title of class of securities)


                                 523238103
              -----------------------------------------------
                              (CUSIP number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                               SCHEDULE 13G

     CUSIP No. 523238103                               PAGE 2 OF 8 PAGES

1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Morgan Stanley Group Inc.
          IRS # 13-283-8891

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)  [ ]
                                                  (b)  [ ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          The state of organization is Delaware.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5.   SOLE VOTING POWER
               0


     6.   SHARED VOTING POWER
               279,300


     7.   SOLE DISPOSITIVE POWER
               0


     8.   SHARED DISPOSITIVE POWER
               731,776


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          731,776


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.36%


12.  TYPE OF REPORTING PERSON*
          IA, CO



                  * SEE INSTRUCTIONS BEFORE FILLING OUT !

                               SCHEDULE 13G

     CUSIP No. 523238103                               PAGE 3 OF 8 PAGES

1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Morgan Stanley Asset Management
          IRS # 13-304-307

2.   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)  [ ]
                                                  (b)  [ ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          The state of organization is Delaware.


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5.   SOLE VOTING POWER
               277,000


     6.   SHARED VOTING POWER

               0

     7.   SOLE DISPOSITIVE POWER
               0


     8.   SHARED DISPOSITIVE POWER
               729,476


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          729,476


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.35%


12.  TYPE OF REPORTING PERSON*
          IA, CO



                  * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP NO. 523238103                                    PAGE 4 OF 8 PAGES

Item 1(a)      Name of Issuer
               --------------

               Lechters

Item 1(b)      Address of issuer's principal executive offices
               -----------------------------------------------

               1 Cape May Street
               Harrison, New Jersey 07029


Item 2(a)      Name of person filing
               ---------------------

               (a)  Morgan Stanley Group Inc.
               (b)  Morgan Stanley Asset Management Inc.


Item 2(b)      Principal business office
               -------------------------

               (a)  1251 Avenue of the Americas
                    New York, New York 10020

               (b)  1221 Avenue of the Americas
                    New York, New York 10020


Item 2(c)      Citizenship
               -----------

               Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.


Item 2(d)      Title of class of Securities
               ----------------------------

               Common Stock


Item 2(e)      Cusip No.
               ---------

               523238103


Item 3         (a)  Morgan Stanley Group Inc. is (e) an Investment
                    Adviser registered under section 203 of the Investment Advisers Act of 1940.

               (b) Morgan Stanley Asset Management is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.


Item 4         Ownership
               ---------

               Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

CUSIP NO. 523238103                                    PAGE 5 OF 8 PAGES

Item 5         Ownership of 5 Percent or Less of a Class
               -----------------------------------------

               a) As of the date hereof Morgan Stanley Group Inc.
                  has ceased to be the beneficial owner of more than five percent of the class of securities.

               b) As of the date hereof Morgan Stanley Asset
                  Management Inc. has ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6         Ownership of More than 5 percent on Behalf of Another Person
               ------------------------------------------------------------

               Accounts managed on a discretionary basis by Morgan Stanley Asset Management, a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
               ------------------------------------------------------------

               Inapplicable


Item 8         Identification and Classification of Members of the Group
               ---------------------------------------------------------

               Inapplicable


Item 9         Notice of Dissolution of Group
               ------------------------------

               Inapplicable


Item 10        Certification
               -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP NO. 523238103                                    PAGE 6 OF 8 PAGES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



               Date:          February 14, 1995

               Signature:     /s/ Peter A. Nadosy
                              ------------------------------------------
               Name/Title:    Peter A. Nadosy / President
                              ----------------------------------------
                              MORGAN STANLEY ASSET MANAGEMENT



               Date:          February 14, 1995

               Signature:     /s/ Edward J. Johnsen
                              -------------------------------------------
               Name/Title:    Edward J. Johnsen / Vice President
                              -----------------------------------------
                              MORGAN STANLEY GROUP INC.



                    INDEX TO EXHIBITS                            PAGE
                    -----------------                            ----
EXHIBIT 1      Agreement to Make a Joint Filing...                7

EXHIBIT 2      Secretary's Certificate Authorizing Edward J.
               Johnsen to Sign on behalf of Morgan Stanley Group
               Inc....                                            8